Investor Contacts:  Rusty Cloutier, President & CEO  or
  Jim McLemore, CFA
  Sr. EVP & CFO
  337.237.8343

Media Contact:      Alex Calicchia
 Chief Marketing Officer
 337.593.3008

MidSouth Bancorp, Inc. Reports Second Quarter 2011 Results

•	Nonperforming assets down 27% YOY and down 7% from linked-quarter
•	Linked-quarter loan growth up $13 million or 9% annualized
•	MidSouth set to close acquisition in Dallas-Fort Worth market
•	MidSouth receives SBLF approval
•	Largest nonperforming loan resolved subsequent to quarter-end

LAFAYETTE, LA., July 27, 2011/PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE Amex: MSL) today reported net earnings available to common shareholders of $1.1 million for the second quarter of 2011, compared to net earnings available to common shareholders of $951,000 reported for the second quarter of 2010 and $442,000 in net earnings available to common shareholders for the first quarter of 2011.  Diluted earnings for the second quarter of 2011 were $0.10 per common share, unchanged from the second quarter of 2010 and double the $0.05 per common share reported for the first quarter of 2011.

For the six months ended June 30, 2011, net income available to common shareholders totaled $1.5 million, a 28.3% decrease from earnings of $2.1 million for the first six months of 2010.  Diluted earnings per share were $0.15 for the first six months of 2011, compared to $0.22 for the first six months of 2010.

Balance Sheet

Total assets at June 30, 2011 were $1.0 billion, compared to $971.8 million at June 30, 2010 and $1.0 billion at December 31, 2010.  Total assets increased $46.8 million during the first six months of 2011 primarily due to $25.1 million in deposit growth.  Deposits totaled $825.9 million as of June 30, 2011, compared to $769.9 million at June 30, 2010 and $800.8 million at December 31, 2010.  The growth in deposits over the six and twelve months ended June 30, 2011 reflected a strong mix of non-interest-bearing commercial deposits and both non-interest and interest-bearing consumer deposits.  Total loans were $587.4 million at June 30, 2011 compared to $586.1 million at June 30, 2010 and $580.8 million at December 31, 2010.  Total loans grew $13.2 million in linked-quarter comparison as loan demand and funding increased in the second quarter of 2011.

MidSouth’s leverage capital ratio was 13.60% at June 30, 2011 compared to 14.00% at December 31, 2010.  Tier 1 risk-weighted capital and total risk-weighted capital ratios were 20.53% and 21.64% at June 30, 2011, compared to 21.11% and 22.36% at December 31, 2010, respectively.  The Tier 1 common equity leverage ratio at June 30, 2011 was 10.57% and tangible book value was $11.33 per common share for the same period.  Tangible common equity totaled $110.3 million at June 30, 2011, compared to $107.9 million at December 31, 2010.

C.R. “Rusty” Cloutier, President and Chief Executive Officer, commenting on second quarter results noted, “Our loan pipeline has really picked up and we are encouraged by the increase in loans funded during the second quarter.  Following the quarter-end, we received notification that our application to participate in the Small Business Lending Fund (“SBLF”) was approved.  As part of our capital issuance under the SBLF, we will redeem our Series A Preferred Stock and have an increased amount of capital available to serve our small business customers’ credit needs.  It is our express intention to lower the rate on the SBLF capital to 1% and we are optimistic that we can accomplish that objective.  We also received regulatory approval for our previously announced branch acquisition in the Dallas-Fort Worth market and expect to close on Friday, July  29, 2011.  These second quarter and subsequent events have made very positive contributions to franchise value for shareholders.”

Asset Quality

Nonperforming assets declined 6.9% for the second quarter of 2011 compared to first quarter 2011 and 22.4% from the year-end 2010 level.  Nonaccrual loans totaled $10.5 million as of June 30, 2011, compared to $19.8 million as of June 30, 2010 and $15.6 million as of March 31, 2011.  The transfer of a $4.9 million commercial real estate loan into Other Real Estate (“ORE”) in the second quarter of 2011 decreased nonaccrual loans in year-over-year and linked-quarter comparison.  In year-over-year comparison, nonaccrual loans also declined due to first quarter 2011 charge-offs of $2.8 million in specific reserves related to the loan transferred to ORE and a $1.6 million commercial real estate loan in the Houston market.  Additionally, we sold another $1.6 million commercial real estate note in the Baton Rouge market that further reduced nonaccrual loans in prior year comparison.  We expect to transfer the $1.6 million commercial real estate loan in the Houston market to ORE during the third quarter of 2011.

Allowance coverage for nonperforming loans was 69.48% at June 30, 2011, compared to 39.90% at June 30, 2010 and 42.53% at March 31, 2010.  Annualized net charge-offs for the three months ended June 30, 2011 were 0.23% of total loans compared to 0.66% for the three months ended June 30, 2010 and 2.59% for the first quarter of 2011.  The ALLL/total loans ratio was 1.24% for the quarter ended June 30, 2011, compared to 1.45% at June 30, 2010 and 1.18% at March 31, 2011.  Year-to-date annualized net charge-offs/total loans ratio of 1.37% and the ALLL/total loans ratio of 1.24% at June 30, 2011 were both impacted by the $2.8 million in specific reserves charged-off during the first quarter of 2011.

Subsequent to quarter-end, we sold our largest nonperforming loan, a shared national credit totaling $2.7 million.  In connection with the sale, we recorded a specific reserve in the second quarter of 2011 of approximately $285,000.  The sale of this loan represents another 16.5% reduction after quarter end in the level of nonperforming assets at June 30, 2011.

Loans past due 90 days or more and still accruing totaled $69,000 at June 30, 2011, a decrease of $1.4 million from June 30, 2010 and a decrease of $235,000 from March 31, 2011.  Total nonperforming assets to total assets were 1.55% at June 30, 2011, compared to 2.29% at June 30, 2010 and 1.70% at March 31, 2011.  Loans classified as troubled debt restructurings totaled $463,000 at June 30, 2011.  Classified assets, including ORE, decreased $1.1 million, or 3.0% during the second quarter of 2011, from $37.1 million at March 31, 2011 to $36.0 million at June 30, 2011.

Mr. Cloutier, commenting on MidSouth’s asset quality, remarked, “The continuing reduction in our nonperforming assets reflects our commitment to remain highly focused on action plans to resolve problem assets.  During the second quarter, we continued to see a significant improvement in the level of classified assets.  We are also extremely pleased to announce the sale of our largest nonperforming loan subsequent to quarter-end.”

Earnings

Second Quarter 2011 vs. Second Quarter 2010 Earnings Comparison

Second quarter 2011 net earnings available to common shareholders totaled $1.1 million compared to $951,000 for the same period of 2010.  Net earnings increased due to a $507,000 increase in net-interest income and a $600,000 decrease in the provision for loan losses.  Net interest income increased in prior year quarterly comparison due to a reduction in interest expense.  The improvement in earnings was partially offset by an $811,000 decrease in non-interest income.  Service charges on deposit accounts decreased $1.1 million, primarily as a result of fewer insufficient funds (“NSF”) transactions processed.  The decrease in service charges on deposit accounts was partially offset by a $111,000 increase in ATM/debit card income and a $140,000 increase in other non-interest income, primarily income recorded on ORE and net gains on sales of investment securities.  Non-interest expense increased $64,000 in prior year quarterly comparison, as decreases of $93,000 in occupancy expenses and $125,000 in FDIC fees offset increases of $137,000 in legal and professional fees, primarily due to acquisition activity, and $158,000 in expenses on ORE and other assets repossessed.

Second Quarter 2011 vs. First Quarter 2011 Earnings Comparison

In linked-quarter comparison, net earnings available to common shareholders increased $612,000, primarily due to a $700,000 decrease in provision for loan losses, a $590,000 increase in net interest income, and a $183,000 increase in non-interest income. Net interest income increased primarily due to an increase in interest income on investment securities as a result of purchases made during the first and second quarters of 2011.  Non-interest income increased primarily due to increases in safe deposit box income and income from ORE.  These improvements to pre-tax earnings were partially offset by a $506,000 increase in non-interest expense and a $355,000 increase in income tax expense.  Non-interest expenses were higher in linked-quarter comparison primarily due to increases of $235,000 in marketing costs, $137,000 in occupancy expenses, and $84,000 in expenses on ORE and other assets repossessed.

Year-Over-Year Earnings Comparison

In year-to-date comparison, a $591,000 decrease in net earnings available to common shareholders resulted from a $1.4 million reduction in non-interest income, which was partially offset by a $548,000 improvement in net interest income and reductions of $150,000 in provision for loan loss expense and $190,000 in income tax expense.  The $1.4 million decrease in non-interest income was driven by a $1.8 million reduction in NSF fee income due to a lower volume of NSF transactions processed.  Regulatory changes governing our ability to collect NSF fees implemented in the second half of 2010, combined with proactive steps taken during the first quarter of 2011 in response to guidance issued by the FDIC, have significantly lowered our NSF fee income.  Additional regulatory changes regarding electronic transactions could further reduce our non-interest income earned in future periods.

Net Interest Income Analysis

Fully taxable-equivalent (“FTE”) net interest income totaled $10.9 million and $10.4 million for the quarters ended June 30, 2011 and 2010, respectively.  The FTE net interest income increased in prior year comparison due to a $501,000 reduction in interest expense.  Interest expense decreased due to a 34 basis point reduction in the average rate paid on interest-bearing liabilities, from 1.18% at June 30, 2010 to 0.84% at June 30, 2011.  The average volume of interest-bearing liabilities increased $24.1 million in prior year quarterly comparison.  Interest income on average earning assets remained relatively flat as a $62.8 million increase in the average volume offset a 40 basis point decline in the average yield. Interest income on loans declined $193,000 due to a $2.8 million decrease in the average volume and a 10 basis point decrease in the average yield on loans in quarterly comparison.  Interest income on investment securities increased $166,000 due to a $57.7 million increase in average volume that offset a 46 basis point decline in the average yield on investments.  As a result of these changes in volume and yield on earning assets and the cost of interest bearing liabilities, the FTE net interest margin decreased 12 basis points, from 4.73% for the second quarter of 2010 to 4.61% for the second quarter of 2011.

In year-to-date comparison, FTE net interest income increased $448,000 as a $645,000 reduction in interest income from loans and investments was offset by a $1.1 million reduction in interest expense.  The decrease in interest income on average earning assets resulted primarily from a 47 basis point decline in the average yield earned on interest earning assets, from 5.64% at June 30, 2010 to 5.17% at June 30, 2011, driven by lower investment yields.  An average volume increase of $53.9 million in average earning assets partially offset the impact of lower yields.  Interest expense decreased primarily due to a 36 basis point reduction in the average rate paid on interest-bearing liabilities, from 1.22% at June 30, 2010 to 0.86% at June 30, 2011, driven by a decrease in the average rate paid on interest-bearing deposits.  As a result, the FTE net interest margin declined 18 basis points, from 4.74% for the six months ended June 30, 2010 to 4.56% for the six months ended June 30, 2011.

In linked-quarter comparison, FTE net interest income increased $557,000, primarily due to a $48.7 million increase in the average volume of investment securities.  Additionally, average loan volume increased $5.8 million and the yield on average loans improved by 4 basis points, from 6.71% at March 31 2011 to 6.75% at June 30, 2011.  A 4 basis point decline in the average cost of interest-bearing liabilities offset an $8.4 million increase in average volume in linked-quarter comparison.  Accordingly, the FTE margin increased 10 basis points, from 4.51% for the first quarter of 2011 to 4.61% for the second quarter of 2011.

Mergers and Acquisition Activity

MidSouth anticipates executing its agreement with Jefferson Bank and First Bank & Trust Company   to acquire five Jefferson Bank branches located in the Dallas-Fort Worth, Texas area on July 29, 2011.  The transaction has received regulatory approval as well as approval of the bankruptcy court in connection with the bankruptcy filing by the holding company for Jefferson Bank.  Following the close of the acquisition, additional information  will be posted  under the Investor Relations page of our website at www.midsouthbank.com.

Cloutier, commenting on the transaction, noted “We are excited about adding the Dallas region to our footprint.  As previously disclosed, Dallas native Lynn Fowler has been named Regional President for the Central Texas market.  Lynn brings 32 years of banking experience to our Dallas-Fort Worth customers and along with two additional commercial lenders will be focused on growing our franchise in that market.”

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana with assets of $1.0 billion as of June 30, 2011.  Through our wholly owned subsidiary, MidSouth Bank, N.A., we offer a full range of banking services to commercial and retail customers in south Louisiana and southeast Texas.  MidSouth Bank has 34 locations in Louisiana and Texas and more than 48 ATMs.

Forward-Looking Statements
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties.  These statements include, among others, statements regarding future results, closing on our SBLF funding, improvements in classified and criticized assets, changes in the local and national economy, the work-out of nonaccrual loans, the completion of the Jefferson Bank branch acquisition, the competition for other potential acquisitions and the impact of regulatory changes regarding electronic transactions  Actual results may differ materially from the results anticipated in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates and market prices that could affect the net interest margin, asset valuation, and expense levels; changes in local economic and business conditions, including, without limitation, changes related to the oil and gas industries, that could adversely affect customers and their ability to repay borrowings under agreed upon terms, adversely affect the value of the underlying collateral related to their borrowings, and reduce demand for loans; the timing and ability to reach any agreement to restructure nonaccrual loans;  increased competition for deposits and loans which could affect compositions, rates and terms; the timing and impact of future acquisitions, the success or failure of integrating operations, and the ability to capitalize on growth opportunities upon entering new markets; loss of critical personnel and the challenge of hiring qualified personnel at reasonable compensation levels; legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, changes in the scope and cost of FDIC insurance and other coverages, and repayment of funds acquired under the U.S. Treasury’s Capital Purchase Program (the “CPP”); and other factors discussed under the heading “Risk Factors” in MidSouth’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 16, 2011 and in its other filings with the SEC.  MidSouth does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	For the Quarter Ended			For the Quarter Ended
	June 30,		%	March 31,	%
EARNINGS DATA	2011	2010	Change	2011	Change
Total interest income	$11,935	$11,929	0.1%	$11,388	4.8%
Total interest expense	1,404	1,905	-26.3%	1,447	-3.0%
Net interest income	10,531	10,024	5.1%	9,941	5.9%
FTE net interest income	10,880	10,434	4.3%	10,323	5.4%
Provision for loan losses	900	1,500	-40.0%	1,600	-43.8%
Non-interest income	3,213	4,024	-20.2%	3,030	6.0%
Non-interest expense	11,233	11,169	0.6%	10,727	4.7%
Earnings before income taxes	1,611	1,379	16.8%	644	150.2%
Income tax benefit (expense)	(258)	(129)	100.0%	97	-366.0%
Net earnings	1,353	1,250	8.2%	741	82.6%
Dividends on preferred stock	299	299	0.0%	299	0.0%
Net earnings available to common shareholders	$1,054	$951	10.8%	$442	138.5%

PER COMMON SHARE DATA
Basic earnings per share	$0.10	$0.10	0.0%	$0.05	100.0%
Diluted earnings per share	0.10	0.10	0.0%	0.05	100.0%
Quarterly dividends per share	0.07	0.07	0.0%	0.07	0.0%
Book value at end of period	12.29	11.97	2.7%	12.04	2.1%
Tangible book value at period end	11.33	11.00	3.0%	11.08	2.3%
Market price at end of period	13.63	12.77	6.7%	14.46	-5.7%
Shares outstanding at period end (1)	9,730,266	9,725,252	0.1%	9,730,266	0.0%
Weighted average shares outstanding
Basic	9,723,156	9,707,299	0.2%	9,720,288	0.03%
Diluted	9,739,482	9,729,421	0.1%	9,735,779	0.04%

AVERAGE BALANCE SHEET DATA
Total assets	$1,035,646	$967,869	7.0%	$1,010,024	2.5%
Loans and leases	578,752	581,565	-0.5%	572,980	1.0%
Total deposits	829,661	764,665	8.5%	805,033	3.1%
Total common equity (1)	118,386	116,136	1.9%	117,695	0.6%
Total tangible common equity	109,033	106,694	2.2%	108,321	0.7%
Total equity	137,870	135,423	1.8%	137,126	0.5%

SELECTED RATIOS	6/30/2011	6/30/2010		3/31/2011
Annualized return on average assets	0.41%	0.39%	5.1%	0.18%	127.8%
Annualized return on average tangible common equity	3.88%	3.58%	8.4%	1.65%	135.2%
Average loans to average deposits	69.76%	76.05%	-8.3%	71.17%	-2.0%
Taxable-equivalent net interest margin	4.61%	4.73%	-2.5%	4.51%	2.2%
Leverage capital ratio (1)	13.60%	14.35%	-5.2%	13.88%	-2.0%

CREDIT QUALITY
Allowance for loan losses (ALL) as a % of total loans	1.24%	1.45%	-14.5%	1.18%	5.1%
Nonperforming assets to tangible equity + ALL	11.83%	16.55%	-28.5%	13.01%	-9.1%
Nonperforming assets to total loans, other real estate
and other repossessed assets	2.74%	3.80%	-27.9%	3.03%	-9.6%
Annualized YTD net charge-offs to total loans	1.37%	0.75%	83.1%	2.59%	-47.0%

(1) On December 22, 2009, the Company completed an underwritten capital offering of 2.7 million shares of common stock at $12.75 per share. On January 7, 2010, the underwriters of the offering exercised their overallotment option and the Company issued an additional 405,000 of common stock at $12.75.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

BALANCE SHEET	June 30,	June 30,	%	March 31,	December 31,
	2011	2010	Change	2011	2010
Assets
Cash and cash equivalents	$74,239	$36,291	104.6%	$101,443	$91,907
Securities available-for-sale	322,272	277,707	16.0%	289,820	263,809
Securities held-to-maturity	340	1,588	-78.6%	819	1,588
Total investment securities	322,612	279,295	15.5%	290,639	265,397
Time deposits held in banks	-	10,060	-100.0%	-	5,164
Other investments	5,060	5,068	-0.2%	5,059	5,062
Total loans	587,412	586,062	0.2%	574,254	580,812
Allowance for loan losses	(7,313)	(8,471)	-13.7%	(6,752)	(8,813)
Loans, net	580,099	577,591	0.4%	567,502	571,999
Premises and equipment	37,178	37,213	-0.1%	36,425	36,592
Goodwill and other intangibles	9,345	9,431	-0.9%	9,365	9,386
Other assets	20,572	16,832	22.2%	16,366	16,832
Total assets	$1,049,105	$971,781	8.0%	$1,026,799	$1,002,339

Liabilities and Shareholders' Equity
Non-interest bearing deposits	$217,706	$177,840	22.4%	$208,758	$199,460
Interest-bearing deposits	608,190	592,067	2.7%	614,770	601,312
Total deposits	825,896	769,907	7.3%	823,528	800,772
Securities sold under agreements to
repurchase and other short term
borrowings	45,963	44,668	2.9%	45,725	43,826
Junior subordinated debentures	15,465	15,465	0.0%	15,465	15,465
Other liabilities	22,651	6,018	276.4%	5,482	5,623
Total liabilities	909,975	836,058	8.8%	890,200	865,686
Total shareholders' equity (1)	139,130	135,723	2.5%	136,599	136,653
Total liabilities and shareholders' equity	$1,049,105	$971,781	8.0%	$1,026,799	$1,002,339

(1) On December 22, 2009, the Company completed an underwritten capital offering of 2.7 million shares of common stock at $12.75 per share. On January 7, 2010, the underwriters of the offering exercised their overallotment option and the Company issued an additional 405,000 shares of common stock at $12.75.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	Three Months Ended			Six Months Ended
EARNINGS STATEMENT	June 30,		%	June 30,		%
	2011	2010	Change	2011	2010	Change

Interest income	$11,935	$11,929	0.1%	$23,323	$23,868	-2.3%
Interest expense	1,404	1,905	-26.3%	2,851	3,944	-27.7%
Net interest income	10,531	10,024	5.1%	20,472	19,924	2.8%
Provision for loan losses	900	1,500	-40.0%	2,500	2,650	-5.7%
Service charges on deposit accounts	1,548	2,610	-40.7%	3,285	5,058	-35.1%
Other charges and fees	1,665	1,414	17.8%	2,959	2,607	13.5%
Total non-interest income	3,213	4,024	-20.2%	6,244	7,665	-18.5%
Salaries and employee benefits	5,039	4,938	2.0%	10,202	10,188	0.1%
Occupancy expense	2,191	2,284	-4.1%	4,244	4,532	-6.4%
FDIC premiums	212	337	-37.1%	523	652	-19.8%
Other non-interest expense	3,791	3,610	5.0%	6,991	6,531	7.0%
Total non-interest expense	11,233	11,169	0.6%	21,960	21,903	0.3%
Earnings before income taxes	1,611	1,379	16.8%	2,256	3,036	-25.7%
Income tax benefit (expense)	(258)	(129)	100.0%	(161)	(351)	-54.1%
Net earnings	1,353	1,250	8.2%	2,095	2,685	-22.0%
Dividends on preferred stock	299	299	0.0%	599	598	0.2%
Net earnings available to common shareholders	$1,054	$951	10.8%	$1,496	$2,087	-28.3%

Earnings per common share, diluted	$0.10	$0.10	0.0%	$0.15	$0.22	-31.8%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

EARNINGS STATEMENT	Second	First	Fourth	Third	Second
QUARTERLY TRENDS	Quarter	Quarter	Quarter	Quarter	Quarter
	2011	2011	2010	2010	2010
Interest income	$11,935	$11,388	$12,136	$12,120	$11,929
Interest expense	1,404	1,447	1,630	1,821	1,905
Net interest income	10,531	9,941	10,506	10,299	10,024
Provision for loan losses	900	1,600	870	1,500	1,500
Net interest income after provision for loan loss	9,631	8,341	9,636	8,799	8,524
Total non-interest income	3,213	3,030	3,456	3,736	4,024
Total non-interest expense	11,233	10,727	10,798	11,117	11,169
Earnings before income taxes	1,611	644	2,294	1,418	1,379
Income tax benefit (expense)	(258)	97	(438)	(179)	(129)
Net earnings	1,353	741	1,856	1,239	1,250
Dividends on preferred stock	299	299	300	300	299
Net earnings available to common shareholders	$1,054	$442	$1,556	$939	$951

Earnings per common share, diluted	$0.10	$0.05	$0.16	$0.09	$0.10

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

COMPOSITION OF LOANS	June 30,	June 30,	%	March 31,	December 31,
	2011	2010	Change	2011	2010

Commercial, financial, and agricultural	$194,136	$195,113	-0.5%	$175,148	$177,598
Lease financing receivable	4,660	5,956	-21.8%	4,565	4,748
Real estate - construction	46,608	43,289	7.7%	47,481	54,164
Real estate - commercial	213,007	196,678	8.3%	217,906	208,764
Real estate - residential	71,589	74,662	-4.1%	69,800	72,460
Installment loans to individuals	56,768	68,283	-16.9%	58,799	62,272
Other	644	2,081	-69.1%	555	806

Total loans	$587,412	$586,062	0.2%	$574,254	$580,812

COMPOSITION OF DEPOSITS	June 30,	June 30,	%	March 31,	December 31,
	2011	2010	Change	2011	2010

Noninterest bearing	$217,706	$177,840	22.4%	$208,758	$199,460
NOW & Other	184,072	180,937	1.7%	185,395	179,541
Money Market/Savings	309,138	289,562	6.8%	316,200	304,061
Time Deposits of less than $100,000	55,912	62,624	-10.7%	57,278	58,587
Time Deposits of $100,000 or more	59,068	58,944	0.2%	55,897	59,123

Total deposits	$825,896	$769,907	7.3%	$823,528	$800,772

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

ASSET QUALITY DATA	June 30,	June 30,	%	March 31,	December 31,
	2011	2010	Change	2011	2010

Nonaccrual loans	$10,456	$19,772	-47.1%	$15,570	$19,603
Loans past due 90 days and over	69	1,459	-95.3%	304	66
Total nonperforming loans	10,525	21,231	-50.4%	15,874	19,669
Other real estate owned	5,677	1,002	466.6%	1,528	1,206
Other repossessed assets	23	65	-64.6%	26	36
Total nonperforming assets	$16,225	$22,298	-27.2%	$17,428	$20,911

Troubled debt restructurings	$463	$1,198	-61.4%	$1,337	$653

Nonperforming assets to total assets	1.55%	2.29%	-32.3%	1.70%	2.09%
Nonperforming assets to total loans +
ORE + other repossessed assets	2.74%	3.80%	-27.9%	3.03%	3.59%
ALL to nonperforming loans	69.48%	39.90%	74.1%	42.53%	44.81%
ALL to total loans	1.24%	1.45%	-14.5%	1.18%	1.52%

Year-to-date charge-offs	$4,208	$2,325	81.0%	$3,747	$4,456
Year-to-date recoveries	208	151	37.7%	86	254
Year-to-date net charge-offs	$4,000	$2,174	84.0%	$3,661	$4,202
Annualized YTD net charge-offs to total loans	1.37%	0.75%	83.1%	2.59%	0.72%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

YIELD ANALYSIS	Three Months Ended			Three Months Ended
	June 30, 2011			June 30, 2010

		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$216,974	$1,264	2.33%	$143,652	$891	2.48%
Tax-exempt securities	93,943	1,201	5.11%	109,549	1,408	5.14%
Total investment securities	310,917	2,465	3.17%	253,201	2,299	3.63%
Federal funds sold	4,368	2	0.18%	2,152	1	0.18%
Time and interest bearing deposits in
other banks	47,728	46	0.38%	42,097	76	0.71%
Other investments	5,059	35	2.77%	4,998	34	2.72%
Loans	578,752	9,736	6.75%	581,565	9,929	6.85%
Total interest earning assets	946,824	12,284	5.20%	884,013	12,339	5.60%
Non-interest earning assets	88,822			83,856
Total assets	$1,035,646			$967,869

Interest-bearing liabilities:
Deposits	$611,959	$964	0.63%	$587,140	$1,424	0.97%
Repurchase agreements	45,620	198	1.74%	46,292	238	2.06%
Junior subordinated debentures	15,465	242	6.19%	15,465	243	6.22%
Total interest-bearing liabilities	673,044	1,404	0.84%	648,897	1,905	1.18%
Non-interest bearing liabilities	224,732			183,549
Shareholders' equity	137,870			135,423
Total liabilities and shareholders'
equity	$1,035,646			$967,869

Net interest income (TE) and spread		$10,880	4.36%		$10,434	4.42%

Net interest margin			4.61%			4.73%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

YIELD ANALYSIS	Six Months Ended			Six Months Ended
	June 30, 2011			June 30, 2010

		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$188,678	$2,131	2.26%	$147,910	$1,891	2.56%
Tax-exempt securities	98,021	2,514	5.13%	110,642	2,855	5.16%
Total investment securities	286,699	4,645	3.24%	258,552	4,746	3.67%
Federal funds sold	4,815	5	0.21%	1,211	1	0.16%
Time and interest bearing deposits in
other banks	65,054	121	0.37%	38,389	156	0.82%
Other investments	5,060	72	2.85%	4,950	69	2.79%
Loans	575,882	19,212	6.73%	580,519	19,728	6.85%
Total interest earning assets	937,510	24,055	5.17%	883,621	24,700	5.64%
Non-interest earning assets	85,397			84,937
Total assets	$1,022,907			$968,558

Interest-bearing liabilities:
Deposits	$607,482	$1,972	0.65%	$591,353	$2,991	1.02%
Repurchase agreements	45,914	395	1.73%	45,153	464	2.07%
Federal funds purchased	-	-	-	491	2	0.81%
Other borrowings	-	-	-	1,376	3	0.44%
Junior subordinated debentures	15,465	484	6.22%	15,465	484	6.22%
Total interest-bearing liabilities	668,861	2,851	0.86%	653,838	3,944	1.22%
Non-interest bearing liabilities	216,546			179,712
Shareholders' equity	137,500			135,008
Total liabilities and shareholders'
equity	$1,022,907			$968,558

Net interest income (TE) and spread		$21,204	4.31%		$20,756	4.42%

Net interest margin			4.56%			4.74%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in thousands except per share data)

	For the Quarter Ended
	June 30,	June 30,	March 31,
Per Common Share Data	2011	2010	2011

Book value per common share	$12.29	$11.97	$12.04
Effect of intangible assets per share	0.96	0.97	0.96
Tangible book value per common share	$11.33	$11.00	$11.08

Average Balance Sheet Data

Total equity	$137,870	$135,423	$137,126
Preferred equity	19,484	19,287	19,431
Total common equity	$118,386	$116,136	$117,695
Intangible assets	9,353	9,442	9,374
Tangible common equity	$109,033	$106,694	$108,321

Certain financial information included in the earnings release and the associated Condensed Consolidated Financial Information (unaudited) is determined by methods other than in accordance with GAAP. The non-GAAP financial measure above is calculated by using "tangible common equity," which is defined as total common equity reduced by intangible assets. "Tangible book value per common share" is defined as tangible common equity divided by total common shares outstanding.

We use non-GAAP measures because we believe they are useful for evaluating our financial condition and performance over periods of time, as well as in managing and evaluating our business and in discussions about our performance. We also believe these non-GAAP financial measures provide users of our financial information with a meaningful measure for assessing our financial condition as well as comparison to financial results for prior periods. These results should not be viewed as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that other companies may use.